Exhibit 10.16

VOLUNTARY SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT dated February 1, 2005, is between Alan M. Aronovitz a/k/a Azriel Aronovitz (“Employee”), who resides at 605 Woodmere Avenue, Woodmere, New York 11598 and Vitamin Shoppe Industries Inc. (“Company”), to terminate their relationship on an amicable basis. Therefore, they hereby agree as follows:

PART I

Company agrees as follows:

1. Company will pay Employee all compensation amounts due and owing to him in consideration of his position as an employee until January 8, 2005 (the “Termination Date”), the receipt of which Employee hereby acknowledges.

2. In addition to the amounts specified in Part I, paragraph 1 of this Agreement, Company will pay Employee TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($225,000.00), an amount equal to nine months’ salary as a voluntary severance, minus any adjustments as provided in Part I, Section 7 hereof. This amount shall be paid to Employee in weekly installments commencing not more than fifteen (15) days after execution hereof, through October 7, 2005, based upon the sum of $5,769.23 per week, less all appropriate deductions, and will be reported on a Form W-2. The first such payment shall include weekly installments for the period from January 9, 2005 through the date thereof.

3. In addition to the amounts specified in Part I, paragraphs 1 and 2 of this Agreement, Company will pay Employee FIFTY THOUSAND DOLLARS ($50,000.00), as a bonus for calendar year 2004, minus any adjustments as provided in Part I, Section 7 hereof. This payment will be made no later than February 1, 2005. This amount shall be paid to Employee in a lump sum, less all appropriate deductions, and will be reported on a Form W-2.

4. In addition to the amounts specified in Part I, paragraphs 1, 2 and 3 of this Agreement, Company will pay Employee a bonus for calendar year 2005. This amount will not be calculated until the first quarter of 2006 and will be prorated based upon the actual amount of time that Employee was employed by the Company during 2005, minus any adjustments as provided in Part I, Section 7 hereof. This payment will be made no later than the date bonus payments are made to the executive officers of the Company in 2006. This amount shall be paid to Employee in a lump sum, less all appropriate deductions, and will be reported on a Form W-2.

5. Until the earlier of (a) the end of the Severance Period (hereinafter defined), and (b) the time when Employee becomes eligible for insurance coverage offered by any subsequent employer, reimburse Employee for a portion of the cost of Employee’s health insurance benefits (if Employee elects to continue the same), pursuant to the Consolidated Budget Reconciliation Act (“COBRA”), 29 U.S.C. § 1161 et seq., with Employee and Company paying the same portion of the costs thereof as each would pay if Employee’s employment was not terminated hereunder, and allow Employee to continue to participate in the life insurance and long term disability insurance programs of the Company throughout the Severance Period consistent with the terms contained in Employee’s July 14, 2004 agreements and any governing documents.

6. Company will provide at its expense, one (1) year of outplacement services with Right Management at the “executive” level. Company agrees that it shall not contest Employee’s application for unemployment benefits.

7. Notwithstanding the provisions of Sections 2, 3 and 4 above, if during the period from the Termination Date through a date that is nine (9) months thereafter (the “Severance Period”), Employee (a) becomes employed or (b) performs 390 or more hours of consulting services for a single client in any ninety (90) day period, Employee shall promptly notify Company of such employment or consulting engagement, and the severance payable pursuant to Sections 2, 3 and 4 hereof shall be reduced by the gross amount of the compensation or consulting fees earned by Employee during the Severance Period pursuant to such employment or consulting engagement. Because the payment under Section 3 shall have been previously made at the time Company becomes entitled to a credit on account thereof, Company is authorized to deduct any such credit against sums due under Sections 2 and 4 of this Part I. In the event Company shall have paid any sum hereunder and Employee thereafter becomes obligated to Company for an amount in excess of that paid by Company, Employee shall reimburse the same to Company within thirty (30) days of determination thereof.

8. Company agrees that, when asked by prospective employers about Employee’s employment at the Company, it will disclose only Employee’s last salary and job title with the Company and dates of employment. No further information shall be provided unless expressly authorized in writing by Employee.

PART II

Employee agrees as follows:

1. Employee hereby voluntarily resigns his employment from the Company effective January 7, 2005.

2. Employee does hereby irrevocably and unconditionally release and forever discharge and by these presents does for himself, his heirs, executors, administrators, representatives, successors and assigns, release and forever discharge the Company, its predecessors, successors, assigns, representatives, parents, subsidiaries, divisions, affiliates and all related companies, and its present and former officers, agents, directors, supervisors, attorneys, employees, stockholders and each and any one of them and their heirs, executors, administrators, successors and assigns, and all persons acting by, through, under or in concert with any of them (hereinafter referred to collectively as “Releasees”) of and from all manner of action and actions, cause and causes of action, suits, claims, debts, sums of money, accounts, reckonings, bonds, bills, claims for attorneys’ fees, interest, expenses and costs, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, entitlements, claims and demands of any nature whatsoever, known or unknown, suspected or unsuspected, in law or in equity, civil or criminal, vested or contingent, which against the Releasees the Employee ever had, now has or asserts, or which he or his heirs, executors, successors, assigns or administrators hereafter can, shall or may have or may assert, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, it being the intention herein to release the Releasees from any and all claims of any and every nature, whether known or unknown, up to the date of this Agreement, unrestricted in any way by the nature of the claim including, though not by way of limitation, all matters which were asserted, could have been asserted or may be asserted, arising out of Employee’s employment with the Company and the separation thereof, his relationship with any of his supervisors and any other state or federal statutory, constitutional, or common law claims, including, but not limited to, all “public policy” claims, all claims for breach of contract or implied contract, all claims for benefits (except vested benefits), all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the New York State Human Rights Law §296(1)(a), et seq., the New York City Human Rights Law, Chapter 1, Title 8 of the Administrative Code of the City of New York, §8-107(a), et seq., the New York Workers’ Compensation Law, §10 (McKinney 1992), et seq., as amended, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Law Against

Discrimination, N.J.S.A. 10:5-1, et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., the New Jersey Equal Pay Act, N.J.S.A. 34:11-56.1, et seq., the New Jersey Worker Health & Safety Act, and New Jersey wage payment laws.

3. Employee understands and agrees that the Company, and any other company owned or operated by it or related to it, past or present, shall not be under any obligation to reinstate him as an employee or to consider him for employment or re-employment, and Employee waives any right to reinstatement that he may possess, which is denied.

4. Employee further agrees that he shall not make any disparaging comments or statements to the press, to present or former employees of Releasees, or to any individual or entity with whom or which Releasees have a business relationship, including, but not limited to, vendors and other companies, or to anyone else, which could affect adversely the conduct of Releasees’ business or reputation.

5. Employee further acknowledges that the only consideration for signing this Agreement is as set forth in Part I of this Agreement; that the consideration received for executing this Agreement is greater than that ordinarily provided by Company under any contract, severance plan, policy or practice; that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; and that he is competent to execute this Agreement.

6. Employee further agrees that during the period from the date of this Agreement through December 31, 2007, he shall not, directly or indirectly, through any other person, firm, corporation or other entity:

(a) solicit, induce, encourage or attempt to induce or encourage any employee of the Company to terminate his or her employment with the Company or to breach any other obligation of the Company; or

(b) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any customer, potential customer, or supplier of the Company.

7. Employee agrees that for a period of one (1) year following the termination of his employment with the Company, Employee shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, derives twenty-five percent (25%) or more or its revenue or profits from the manufacturing, marketing or distribution (through retail or direct marketing channels including, but not limited to, mail order and internet distribution) of (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company which represents twenty-five percent (25%) or more of the Company’s gross revenue in the quarter preceding Employee’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, Employee may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

8. Employee acknowledges that he will be able to earn a livelihood without violating the restrictions contained in paragraph 7. Employee further acknowledges that the Company’s business is carried out throughout the United States, and that the provisions of paragraph 7 are reasonable and necessary for the protection of the Company.

9. (a) Employee acknowledges that he has returned to the Company all originals or copies of proprietary or confidential materials of the Company, or its affiliated companies, and has retained no copies of any written materials, records and documents (including those that are electronically stored) made by Employee or coming into his possession during the course of his employment with the Company which contain or refer to any such proprietary or confidential information. Employee further confirms that he has delivered to the Company any and all property and equipment of the Company, including laptop computers, software, credit cards, keys, etc., which may have been in Employee’s possession.

(b) Employee understands and acknowledges that during his employment with the Company, he had access to Confidential Information as defined below in (d). Employee agrees that he shall not directly or indirectly: (i) reveal, report, publish, disclose or transfer any Confidential Information to any person or entity, or (ii) use any Confidential Information for any purpose or for the benefit of any person or entity.

(c) Employee further acknowledges and agrees that all Confidential Information and all programs, reports, drawings, blueprints, data, notes, and other documents and records, whether printed, typed, handwritten, transmitted or transcribed on data files or on any other type of media, made or compiled by him or made available to him during the period of his employment concerning Confidential Information are and shall remain the Company’s property and shall be delivered to the Company upon the termination of his employment with the Company. Employee agrees that he has returned all copies of such Confidential Information, documents and records prior to the execution of this Agreement.

(d) “Confidential Information” means trade secrets, proprietary information, and confidential knowledge and information that Employee had access to during his employment with the Company that includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, flow charts, research, development, know-how, computer programs and routines, software in various stages of development, source code, object code, modifications and enhancements to source code or object code, and documentation, whether contained in magnetic media or in hard copy), and matters of a business nature (such as the identity of customers and prospective customers, suppliers, marketing techniques and materials, marketing and development plans, price lists, pricing policies, financial information such as but not limited to banking information, compensation-related information, tax-related information, information relating to the partners of the Company and/or their financial contribution to the Company).

10. Absent prior express written approval and permission of the Company, Employee will keep confidential and not make public or reveal to any person, firm, corporation, association, partnership or entity of any identity or kind whatsoever, including, without limitation, any current, former or future employee of the Company or any of its affiliated, subsidiary or parent companies, any information regarding the terms, the negotiations leading up to or the existence of this Agreement, including, without limitation, the benefits Employee is receiving under it and the determination to make the payment. This confidentiality proscription shall not apply to Employee providing any necessary information to his attorney, immediate family, accountant, tax consultant and/or duly designated taxing authorities of the United States of America and/or the State of New Jersey. To the extent that he does divulge the terms of this Agreement to his spouse, accountant, or attorney, he will advise them that they must not divulge the terms of this Agreement. Moreover, Employee agrees that neither Employee nor his attorneys will file this document with the Court or make it public in any way.

11. In the event of any alleged breach of the confidentiality provision by Employee, Releasees may apply to the Court to determine whether there has in fact been a breach, and for appropriate relief. In any proceeding to enforce the terms of this Agreement, the Agreement may be introduced under seal to maintain its confidentiality. Employee understands and agrees that the damages to Releasees of any such breach of the confidentiality provision will be extremely difficult to determine. Because of this difficulty, Employee agrees that in the event of such breach, Employee shall not be entitled to receive any additional monies hereunder and shall return to Company, as liquidated damages, the lesser of (a) the sums previously paid to Employee hereunder, and (b) the sum of Fifty Thousand Dollars ($50,000.00). Employee further agrees to indemnify the prevailing Releasees for any and all fees and costs they incur in connection with any such recovery. Notwithstanding any such relief, all of the other terms of this Agreement including, without limitation, Employee’s release of all claims against Releasees, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief, either at law or equity.

12. Employee acknowledges that he has been given a period of at least twenty-one (21) days in which to consider this Agreement before executing it, or that Employee has voluntarily waived this twenty-one (21) day period.

13. Employee acknowledges that he may revoke this agreement within seven (7) days after its execution. Employee understands that he will not receive the payment specified in Part I, paragraph 2 of this Agreement until after this seven (7) day period elapses, and the Agreement shall not become effective or enforceable until this seven (7) day period has expired.

14. Employee represents and warrants that he has not relied on any statement by anyone from Company in choosing to execute this Agreement, and that he has executed this Agreement voluntarily after having the opportunity to consult with an attorney of his own choosing.

15. The parties consider the covenants, obligations and restrictions in this Agreement to be reasonable in all circumstances.

16. Each covenant, obligation and restriction and any part of each covenant, obligation and restriction is deemed to be severable and an independent covenant, obligation or restriction. If the provisions or part of any provision of this Agreement is held by a Court of competent jurisdiction to be void, invalid or otherwise unenforceable, then any such provision or part of such provision is deemed to be eliminated or modified to the extent it is necessary to make the remainder of the clause enforceable. This Agreement may be pleaded as a bar to all proceedings brought by either party arising out of the Employee’s employment or the Employee’s resignation.

17. Any failure by any party to exercise any right under this Agreement does not operate as a waiver and the single or partial exercise of any right by that party does not preclude any other or further exercise of that or any other right by that party.

PART III

1. By this Agreement, the parties do not admit misconduct or violation of any federal or state law or regulation or any Company policy or procedure. Rather, they seek to amicably resolve their separation. Accordingly, this Agreement shall not be admissible in any proceeding as evidence of any admission by Employee or Releasees, except that the Agreement may be introduced in any proceeding to enforce the Agreement. This Agreement represents the entire Agreement between the parties with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and to this end the provisions of this Agreement are declared to be severable.

2. This Agreement shall be construed under the laws of the State of New Jersey and shall not be interpreted strictly for or against either of the parties. The parties acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship.

THE UNDERSIGNED HAVE HAD AN ADEQUATE OPPORTUNITY TO READ AND CONSIDER THIS AGREEMENT, HAVE BEEN ADVISED AND GIVEN THE OPPORTUNITY, IF DESIRED, TO CONSULT ADVISORS, LEGAL AND OTHERWISE, OF THEIR OWN CHOOSING, SIGN THE AGREEMENT VOLUNTARILY AND FULLY UNDERSTAND ITS MEANING AND INTENT.

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Alan M. Aronovitz	By:	/s/ Thomas Tolworthy
ALAN M. ARONOVITZ

Dated: February 3, 2005		Dated: February 3, 2005

Sworn and subscribed to before me this day of February 3, 2005

/s/ Mayeer Kapkowsky
Notary Public